Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Second Fiscal Quarter Ended September 30, 2024, Declares Regular Dividend of $0.58 per share and Supplemental Dividend of $0.05 per share for the Quarter Ending December 31, 2024
CSWC Reports Pre-Tax Net Investment Income of $0.64 Per Share for Quarter Ended September 30, 2024
Dallas, Texas – October 28, 2024 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the second fiscal quarter ended September 30, 2024.
Second Quarter Fiscal Year 2025 Financial Highlights
•Total Investment Portfolio: $1.5 billion
◦Credit Portfolio of $1.4 billion:
▪98% 1st Lien Senior Secured Debt
▪$88.0 million in new committed credit investments during the quarter
▪Weighted Average Yield on Debt Investments: 12.9%
▪Current non-accruals with a fair value of $52.2 million, representing 3.5% of the total investment portfolio
◦Equity Portfolio of $134.5 million
▪$1.8 million in new equity co-investments during the quarter
•Pre-Tax Net Investment Income: $30.0 million, or $0.64 per weighted average share outstanding
•LTM Operating Leverage: 1.7% for the quarter ended September 30, 2024
•Dividends: Paid $0.58 per share Regular Dividend and $0.06 per share Supplemental Dividend
◦119% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended September 30, 2024 of $0.64 per share
•Net Realized and Unrealized Depreciation: $8.5 million, or 0.6% of total investments at fair value
◦$1.3 million of net depreciation related to the equity portfolio
◦$7.2 million of net depreciation related to the credit portfolio
•Balance Sheet:
◦Cash and Cash Equivalents: $47.2 million
◦Total Net Assets: $791.3 million
◦Net Asset Value (“NAV”) per Share: $16.59

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “The September quarter was another strong quarter for Capital Southwest. Our portfolio continued to perform well, producing $0.64 of pre-tax net investment income per share for the quarter, which earned both our $0.58 per share regular dividend and our $0.06 per share supplemental dividend paid for the quarter. Originations for the quarter were $90 million, offset by $45 million in prepayments. Due to delayed deal closings past the end of the September quarter, as well as an exceptionally strong current backlog of deals in diligence, we expect very robust net portfolio growth for the quarter ending December 31, 2024. In consideration of the strong performance of our portfolio, the Board of Directors has again declared a regular dividend of $0.58 per share for the quarter ending December 31, 2024. Our Board of Directors has also declared a supplemental dividend of $0.05 per share for the quarter ending December 31, 2024, resulting in total dividends for the quarter ending December 31, 2024 of $0.63 per share. While future dividend declarations are at the discretion of our Board of Directors, it is our intent to continue to distribute quarterly supplemental dividends for the foreseeable future. Finally, we continued our capital raising track record during the quarter raising over $20 million on our Equity ATM Program and adding $25 million in new commitments to our Corporate Credit Facility.”

Second Quarter Fiscal Year Investment Activities
Originations
During the quarter ended September 30, 2024, the Company originated $89.8 million in new commitments, consisting of investments in four new portfolio companies totaling $73.0 million and add-on commitments in 11 portfolio companies totaling $16.8 million. New portfolio company investment transactions that closed during the quarter ended September 30, 2024 are summarized as follows:
InSure Home Corporation, $25.0 million 1st Lien Senior Secured Debt: The company is an insurance holding company owning vertically integrated, diversified specialty insurance service entities and risk bearing insurance carriers.
Campany Roof Maintenance, LLC, $12.9 million 1st Lien Senior Secured Debt, $1.1 million Revolving Loan, $6.0 million Delayed Draw Term Loan, $0.3 million Preferred Equity: The company is a commercial and residential reroofing and roof maintenance company.
LEHR Upfitters, LLC, $10.0 million 1st Lien Senior Secured Debt, $1.7 million Revolving Loan, $5.2 million Delayed Draw Term Loan, $0.7 million Preferred Equity: The company provides regional vehicular upfitting services and wholesale parts to law enforcement, departments of transit and fire/EMS departments across the West and Pacific Northwest regions.
UPS Intermediate, LLC, $10.0 million Split Lien Term Loan: The company provides maintenance, repair and overhaul services for a comprehensive range of industrial rotating equipment.
Prepayments and Exits
During the quarter ended September 30, 2024, the Company received full prepayments on four debt investments totaling $45.2 million.
Acceleration, LLC: Proceeds of $26.6 million, generating an IRR of 16.1%.
South Coast Terminals, LLC: Proceeds of $14.4 million, generating an IRR of 11.3%.
Retail Services WIS Corporation: Proceeds of $2.6 million, generating an IRR of 17.2%.
ADS Tactical, Inc.: Proceeds of $1.6 million, generating an IRR of 15.6%.

Second Fiscal Quarter 2025 Operating Results
For the quarter ended September 30, 2024, Capital Southwest reported total investment income of $48.7 million, compared to $51.4 million in the prior quarter. The decrease in investment income was primarily attributable to a decrease in distributions received from our equity investments, as well as a decrease in amendment and prepayment fees received during the quarter.
For the quarter ended September 30, 2024, total operating expenses (excluding interest expense) were $6.1 million, compared to $7.6 million in the prior quarter. The decrease was primarily attributable to a decrease in accrued bonus compensation in the current quarter and a decrease in professional fees primarily due to non-recurring fees incurred in the previous quarter in connection with the compensation consultant engaged by the Compensation Committee.
For the quarter ended September 30, 2024, interest expense was $12.6 million, compared to $12.4 million in the prior quarter. The increase was primarily attributable to an increase in average debt outstanding.
For the quarter ended September 30, 2024, total pre-tax net investment income was $30.0 million, compared to $31.3 million in the prior quarter.
For the quarter ended September 30, 2024, there was a tax benefit of $1.2 million, compared to a tax provision of $2.4 million in the prior quarter. The benefit includes a $1.5 million deferred tax benefit, which is primarily attributable to an increase in the tax basis of investments held at the Taxable Subsidiary due to pass-through income, resulting in a decrease in tax appreciation.
During the quarter ended September 30, 2024, Capital Southwest recorded total net realized and unrealized losses on investments of $8.5 million, compared to $14.8 million of total net realized and unrealized losses in the prior quarter. For the quarter ended September 30, 2024, the total net realized and unrealized losses on investments reflected net realized and unrealized losses on debt investments of $7.2 million and net realized and unrealized losses on equity investments of $1.3 million. The net increase in net assets resulting from operations was $22.7 million for the quarter, compared to $14.0 million in the prior quarter.
The Company’s NAV at September 30, 2024 was $16.59 per share, as compared to $16.60 the prior quarter. The decrease in NAV per share from the prior quarter is primarily due to net realized and unrealized losses on investments, partially offset by the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below).

Liquidity and Capital Resources
At September 30, 2024, Capital Southwest had approximately $47.2 million in unrestricted cash and money market balances and $406.2 million of unused capacity under the Corporate Credit Facility (as defined below) and the SPV Credit Facility (as defined below). The regulatory debt to equity ratio at the end of the quarter was 0.80 to 1.

As of September 30, 2024, Capital Southwest had the following borrowings outstanding:
•$200.0 million of total debt outstanding on the Corporate Credit Facility
•$78.0 million of total debt outstanding on the SPV Credit Facility
•$139.6 million, net of unamortized debt issuance costs, of the 4.50% Notes due January 2026
•$148.5 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026
•$69.9 million, net of unamortized debt issuance costs, of the 7.75% Notes due August 2028
•$149.1 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below)

In August 2016, CSWC entered into a senior secured credit facility (the “Corporate Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Corporate Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement") that (1) increased commitments under the Corporate Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Corporate Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants. On December 7, 2023, the Company entered into an Incremental Commitment and Assumption Agreement that increased the total commitments under the accordion feature of the Credit Agreement by $25 million, which increased total commitments from

$435 million to $460 million. The $25 million increase was provided by one new lender, bringing the total bank syndicate to ten participants.
On March 1, 2024, the Company entered into Amendment No. 1 to the Credit Agreement (the "Amendment"). The Amendment amended the Credit Agreement and other related loan documents to, among other things, permit the Company to enter into special purpose vehicle financings and exclude assets held by any such special purpose vehicle from the assets pledged as collateral securing the Corporate Credit Facility.
On September 12, 2024, the Company entered into an Incremental Commitment and Assumption Agreement that increased the total commitments under the accordion feature of the Credit Agreement by $25 million, which increased total commitments from $460 million to $485 million. The $25 million increase was provided by one new lender, bringing the total bank syndicate to 11 participants.
On February 2, 2024, the Company formed Capital Southwest SPV LLC ("SPV"). SPV is a wholly owned special purpose vehicle that was formed to hold investments for the SPV Credit Facility (as defined below) to support our investment and operating activities. On March 20, 2024, SPV entered into a special purpose vehicle financing credit facility (the "SPV Credit Facility"). The SPV Credit Facility included an initial commitment of $150 million. Pursuant to the terms of the loan agreement, on June 20, 2024, total commitments automatically increased from $150 million to $200 million. The SPV Credit Facility also includes an accordion feature that allows increases up to $400 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the SPV Credit Facility bear interest at three-month Term SOFR plus 2.50% per annum during the revolving period ending on March 20, 2027 and three-month Term SOFR plus an applicable margin of 2.85% thereafter. SPV (i) paid unused commitment fees of 0.10% through April 20, 2024 and (ii) pays unused commitment fees of 0.35% thereafter, on the unused lender commitments under the SPV Credit Facility, in addition to other customary fees. Under the SPV Credit Facility, SPV also pays a utilization fee based on the amount of borrowings utilized. The SPV Credit Facility matures on March 20, 2029.
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock. On May 21, 2024, the Company increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program from $650 million to $1 billion. During the quarter ended September 30, 2024, the Company sold 839,099 shares of its common stock under the Equity ATM Program at a weighted-average price of $24.49 per share, raising $20.6 million of gross proceeds. Net proceeds were $20.2 million after commissions to the sales agents on shares sold. As of September 30, 2024, the Company has $412.2 million available under the Equity ATM Program.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. On December 20, 2023, SBIC I received an additional leverage commitment in the amount of $45.0 million to be issued on or prior to September 30, 2028. As of September 30, 2024, SBIC I had a total leverage commitment from the SBA in the amount of $175.0 million, of which $22.0 million remains unused.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934, as amended. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended September 30, 2024, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Dividend of $0.58 Per Share and Supplemental Dividend of $0.05 Per Share for Quarter Ended December 31, 2024

On October 23, 2024, the Board declared a total dividend of $0.63 per share for the quarter ending December 31, 2024, comprised of a Regular Dividend of $0.58 per share and a Supplemental Dividend of $0.05 per share.
The Company's dividend will be payable as follows:

Regular Dividend

Amount Per Share: $0.58
Ex-Dividend Date: December 13, 2024
Record Date: December 13, 2024
Payment Date: December 31, 2024

Supplemental Dividend

Amount Per Share: $0.05
Ex-Dividend Date: December 13, 2024
Record Date: December 13, 2024
Payment Date: December 31, 2024

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Second Quarter 2025 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, October 29, 2024, at 11:00 a.m. Eastern Time to discuss the second quarter 2025 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/gwbdghtk.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Form 10-Q for the period ended September 30, 2024 to be filed with the Securities and Exchange Commission (the "SEC") and Capital Southwest’s Second Fiscal Quarter 2025 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.5 billion in investments at fair value as of September 30, 2024. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, Capital Southwest's ability to continue to grow its balance sheet, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate our wholly owned subsidiary, Capital Southwest SBIC I, LP, as a small business investment company; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2024 and any subsequent filings with the SEC, including the "Risk Factors" sections therein, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	September 30,	March 31,
	2024	2024
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,301,871 and $1,276,690, respectively)	$1,297,261	$1,286,355
Affiliate investments (Cost: $212,180 and $200,013, respectively)	201,870	190,206
Control investments (Cost: $8,613 and $0, respectively)	9,376	—
Total investments (Cost: $1,522,664 and $1,476,703, respectively)	1,508,507	1,476,561
Cash and cash equivalents	47,237	32,273
Receivables:
Dividends and interest	29,981	22,928
Escrow	—	16
Other	1,477	7,276
Income tax receivable	484	336
Debt issuance costs (net of accumulated amortization of $9,013 and $7,741, respectively)	10,611	10,928
Other assets	6,201	6,440
Total assets	$1,604,498	$1,556,758

Liabilities
SBA Debentures (net of $3,936 and $4,305, respectively, of unamortized debt issuance costs)	$149,064	$148,695
January 2026 Notes (net of $443 and $612, respectively, of unamortized debt issuance costs)	139,557	139,388
October 2026 Notes (net of $1,538 and $1,923, respectively, of unamortized debt issuance costs)	148,462	148,077
August 2028 Notes (net of $1,927 and $2,182, respectively, of unamortized debt issuance costs)	69,948	69,693
Credit Facilities	278,000	265,000
Other liabilities	14,259	17,381
Accrued restoration plan liability	561	570
Income tax payable	799	281
Deferred tax liability	12,590	11,997
Total liabilities	813,240	801,082

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 75,000,000 shares at September 30, 2024 and March 31, 2024; issued, 47,686,685 shares at September 30, 2024 and 45,050,759 shares at March 31, 2024	11,922	11,263
Additional paid-in capital	855,177	796,945
Total distributable (loss) earnings	(75,841)	(52,532)
Total net assets	791,258	755,676
Total liabilities and net assets	$1,604,498	$1,556,758
Net asset value per share (47,686,685 shares outstanding at September 30, 2024 and 45,050,759 shares outstanding at March 31, 2024)	$16.59	$16.77

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Investment income:
Interest income:
Non-control/Non-affiliate investments	$38,621	$33,657	$76,557	$64,297
Affiliate investments	4,727	4,298	9,486	8,477
Control investments	350	—	642	—
Payment-in-kind interest income:
Non-control/Non-affiliate investments	1,835	963	4,308	1,877
Affiliate investments	563	563	1,141	1,305
Dividend income:
Non-control/Non-affiliate investments	572	287	2,939	786
Affiliate investments	—	31	51	91
Control investments	—	2,166	—	4,310
Fee income:
Non-control/Non-affiliate investments	954	349	2,918	1,294
Affiliate investments	584	360	918	517
Control investments	9	21	67	45
Other income	491	82	1,033	139
Total investment income	48,706	42,777	100,060	83,138
Operating expenses:
Compensation	1,990	2,333	5,456	4,843
Share-based compensation	1,538	1,236	2,762	2,199
Interest	12,587	10,481	25,034	20,162
Professional fees	1,095	989	2,452	1,944
General and administrative	1,482	1,327	3,056	2,576
Total operating expenses	18,692	16,366	38,760	31,724
Income before taxes	30,014	26,411	61,300	51,414
Federal income, excise and other taxes	325	(150)	542	449
Deferred taxes	(1,476)	(633)	734	(785)
Total income tax (benefit) provision	(1,151)	(783)	1,276	(336)
Net investment income	$31,165	$27,194	$60,024	$51,750
Realized (loss) gain
Non-control/Non-affiliate investments	$(10,289)	$210	$(9,485)	$(5,596)
Affiliate investments	—	152	167	(6,503)
Control investments	—	—	(260)	—
Income tax provision	—	28	—	(293)
Total net realized (loss) gain on investments, net of tax	(10,289)	390	(9,578)	(12,392)
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(1,866)	(6,204)	(14,226)	(3,921)
Affiliate investments	3,669	(1,038)	(552)	8,131
Control investments	(8)	1,560	762	2,166
Income tax benefit (provision)	13	1,083	289	1,063
Total net unrealized appreciation (depreciation) on investments, net of tax	1,808	(4,599)	(13,727)	7,439
Net realized and unrealized (losses) gains on investments	(8,481)	(4,209)	(23,305)	(4,953)
Realized loss on extinguishment of debt	—	(361)	—	(361)
Net increase in net assets from operations	$22,684	$22,624	$36,719	$46,436
Pre-tax net investment income per share - basic and diluted	$0.64	$0.67	$1.32	$1.33
Net investment income per share – basic and diluted	$0.66	$0.69	$1.29	$1.34
Net increase in net assets from operations – basic and diluted	$0.48	$0.57	$0.79	$1.20
Weighted average shares outstanding – basic and diluted	47,242,863	39,698,396	46,458,435	38,653,879